EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 5, 2003, relating to the financial statements of Incara Pharmaceuticals Corporation and Incara Development, Ltd., which appear in Incara Pharmaceuticals Corporation’s Annual Report on Form 10-K for the year ended September 30, 2003.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

May 14, 2004